Exhibit 26 (n)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-100935 of Allstate Life of New York Variable Life Separate Account A of Allstate Life Insurance Company of New York on Form N-6 of our report dated February 4, 2004 relating to the financial statements and the related financial statement schedules of Allstate Life Insurance Company of New York, and our report dated March 31, 2004 relating to the financial statements of Allstate Life of New York Variable Life Separate Account A, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Allstate Life of New York Variable Life Separate Account A), which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Chicago, Illinois
April 19, 2004